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                                                                    EXHIBIT 21

Approximately 34%

Goff Moore Strategic Partners, L.P. (Texas)

GAINSCO, INC. 75-1617013 (Texas)

100%

Tri-State, Ltd. Corporation 45-0351323 (North Dakota)
          Midwest Casualty Insurance Company 45-0419828 (North Dakota) Herb Hill Insurance, Inc. 45-0344285 (North Dakota)
          MDR/Motor Vehicle Driving Records 45-0391731 (North Dakota)

GAINSCO Service Corp. 75-2282846 (Texas)
     GAINSCO Service Corp. owns the charter and management contract thereby giving it 100% control of GAINSCO County Mutual Insurance Company.
          GAINSCO County Mutual Insurance Company 75-2447701 (Texas)
          MGA Premium Finance Company 75-2371163 (Texas)

Agents Processing Systems, Inc. 75-1796560 (Texas)

General Agents Ins Co of America, Inc. 75-1629914 (Oklahoma)
          MGA Insurance Company, Inc. 75-0544438 (Texas)
          MGA Agency, Inc. 75-16622457 (Texas)

Lalande Financial Group, Inc. 65-0544438 (Florida)

National Specialty Lines, Inc. 65-0125014 (Florida)

DLT Insurance Adjusters, Inc. 59-1909039 (Florida)

General Agents Prem Finance Co. 75-1631637 (Texas)

Risk Retention Administrators, Inc. 75-2217958 (Nevada)